Exhibit 10.66
First Amendment to the
Amended and Restated Borders Group, Inc.
2004 Long-Term Incentive Plan
     The Amended and Restated Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”), which was approved by the shareholders of the Company on May 21, 2009, is hereby amended, effective as of May 21, 2009, in the following particulars to reflect the commitments made by the Company prior to the approval of the Plan by the shareholders of the Company:
     1. The first sentence of Section 3 of the Plan is hereby amended to read as follows:
          “The maximum aggregate number of shares of Common Stock available for Awards under the Plan is 1,350,000, subject to adjustment as provided in this Section 3 and pursuant to Section 16.”
     2. The following provisions are added to the end of Section 3 of the Plan:
          “For fiscal years 2009, 2010 and 2011, the Company’s three-year average burn rate with respect to its equity awards under the Plan will not exceed 3.12% of the outstanding shares. The burn rate will be calculated as (a) the number of options, shares and share units granted under the Plan in each fiscal year to employees and non-employee directors divided by (b) the weighted average number of shares outstanding at the end of each fiscal year. Solely for purposes of applying the burn rate analysis to the number of shares granted in a year, share awards will count as equivalent to 1.5 option shares. This limitation shall not apply to awards settled in cash as opposed to the delivery of shares of common stock or to awards granted in connection with a Change of Control or a major restructuring.”
     Except as herein amended, the Plan shall remain in full force and effect.

Borders Group, Inc.
June 3, 2009	By:	/s/ MARK R. BIERLEY
Mark R. Bierley
Executive Vice President and Chief Financial Officer